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                                                                    EXHIBIT 21.1


                              W. P. CAREY & CO. LLC
                           SUBSIDIARIES OF REGISTRANT


Corporate Property Associates, a California limited partnership doing business under the name Corporate Property Associates.

Corporate Property Associates 4, a California limited partnership, doing business under the name Corporate Property Associates 4.

Corporate Property Associates 6, a California limited partnership, doing business under the name Corporate Property Associates 6.

Corporate Property Associates 9, L.P., a Delaware limited partnership, doing business as Corporate Property Associates 9.

FLY LLC

CALL LLC

UP CD LLC

BILL CD LLC

CD UP LP

Keystone Capital Company

Polkinvest SPRL

308 Route 38 LLC

AZO Driver (DE) LLC

AZO Mechanic (DE) LLC

AZO Navigator (DE) LLC

AZO Valet (DE) LLC

Phone Managing Member LLC

Phone (LA) LLC
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AZO-A L.P.

AZO-B L.P.

AZO-C L.P.

AZO-D L.P.

Alpena Franchise Corp.

Alpena License Corp.

Petoskey Franchise Corp.

Petoskey License Corp.

CPA Burnhaven L.P.

CPA Paper Inc.

Paper LLC

Cross LLC

FON LLC

Broomfield Properties Corp.

UK WPC Management LLC

Carey Technology Properties II LLC

Carey Asset Management Corp.

CAMRB Management, LLC.

Carey Financial Corporation

Carey Management LLC

Emerald Development Company, Inc.

WP Carey Development LLC
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308 Route 38 Inc.

Three Aircraft Seats (DE) LP

Three Cabin Seats (DE) LLC

Bone (DE) LLC

Bone Manager, Inc.

Red Bank Road LLC

Corporate Property Associates International Incorporated

Carey Management Services, Inc.

QRS 11-41 (AL), LLC

Quest-US West (AZ) QRS 11-68, LLC

QRS 11-2 (AR), LLC

Citrus Heights (CA) GP, LLC

Torrey Pines, LLC

Gena, LLC

(CA) ADS, LLC

QRS 11-12 (FL), LLC

QRS 10-18 (FL), LLC

Drayton Plains (MI), LLC

QRS 11-14 (NC), LLC

MMI (SC) QRS 11-11, LLC

Denton (TX) QRS 10-2, LLC